UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 8, 2010

INTERNATIONAL DEVELOPMENT AND ENVIRONMENTAL HOLDINGS

(Exact name of registrant as specified in its charter)

Nevada	32-0237237
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification number)

1701 E. Woodfield Rd. Suite 915
Schaumburg, IL.	60173
(Address of principal executive offices)	(Zip code)

(800) 884-1189

(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item1.01 Entry into a Material Definitive Agreement.

An AGREEMENT AND PLAN OF MERGER (hereinafter referred to as the “Merger Agreement”) dated as of January 8, 2010 was entered into by and between INTERNATIONAL DEVELOPMENT AND ENVIRONMENTAL HOLDINGS, a corporation existing under the laws of Nevada (“IDEH”) and PETROCOM ENERGY LIMITED, a Cayman Islands corporation (the “Target”).

The closing of the transactions contemplated by the Merger Agreement is subject to a number of conditions precedent including, but not limited to, (i) the validity of certain representations and warranties as of closing, (ii) the approval by the shareholders of both IDEH and Target, and (iii) the completion of the sales of substantially all of the assets and business of IDEH to a new entity to be formed by certain existing shareholders and directors of IDEH in a related party transaction. All members of the Board of Directors of IDEH that voted to approve the Merger Agreement has agreed to vote the shares that they and their affiliates hold in IDEH in favor of the merger.

The principal terms of the Agreement are as follows:

Conversion to a Cayman Islands exempted company.

Upon the written request of the Target, IDEH shall (i) register by way of continuation as an exempted company under the Cayman Islands Companies Law (2009 Revision) (the “Companies Law”) and thereupon continue its existence, without interruption, in the organizational form of a Cayman Islands exempted company (“IDEH Cayman”) rather than a Nevada company (the “Conversion”).  The Conversion shall become effective at the later of (1) the time of issuance by the Cayman Islands of a certificate of registration by way of continuation as an exempted company and (2) the time of issuance of a certificate recognizing the Conversion by the Nevada Corporate Commission in accordance with the Nevada Corporate Code (the “Conversion Effective Time”).

Merger with Target.

As soon as reasonably practicable after the Conversion Effective Time (the “Merger Effective Time”), the Target and IDEH Cayman shall consummate a merger (the “Merger”) pursuant to which (i) Target shall be merged with and into IDEH Cayman and the separate corporate existence of Target shall thereupon cease, (ii) IDEH Cayman shall be the successor or surviving corporation in the Merger and shall continue to be governed by the Laws of the Cayman Islands.  The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation”.

Conversion of Target Ordinary Shares and Merger Consideration.

As of the Merger Effective Time, by virtue of the Merger and without any action on the part of the holders of any ordinary or preferred shares to acquire ordinary shares of Target (collectively “Target Shares”), or of IDEH:

•	Each outstanding share of IDEH common stock shall remain outstanding and shall constitute the issued and outstanding shares of ordinary shares of the Surviving Corporation.

•	In connection with the acquisition by merger of Target, the existing shareholders of the Target shall collectively receive 28,975,334 newly issued ordinary shares of the Surviving Corporation.

•	Immediately following the Merger, the existing shareholders of IDEH shall collectively own approximately 2.0% of the enlarged share capital of the Surviving Corporation.

•
In the event that there are dissenting shareholders among the shareholders of either IDEH Cayman or Target, IDEH Cayman and Target shall comply with Section 238 and 230 of the Companies Law with respect to repurchase of the shares of such dissenting shareholders by cash or cash equivalent.

Break-up Fees.

•
It is contemplated that if Target conducts a transaction on or before the contemplated closing date or any extended closing date by which more than US$15,000,000 of equity and/or debt capital is raised by Target, and a written condition of such a transaction is that Target may not complete the Merger with IDEH (a “Capital raise Transaction”), the Target will pay to IDEH US$200,000 in value of Target’s common shares.

•
It is also contemplated that if on or before the contemplated closing date or any extended closing date, the Target completes any transaction involving a merger, consolidation, change of control, business combination of Target, other than the transactions contemplated by the Merger Agreement or any transaction other than a Capital Raise Transaction, the Target shall pay to IDEH the equivalent of US$300,000 in share value of Target’s common shares.

The Merger Agreement also contains provisions concerning:

•	Exchange of Warrants.

•	Lock-up Agreement for majority shareholders of IDEH.

•	Reverse Stock Split.

•	Indemnification.

The agreement is filed as an exhibit to this Form 8-K and should be referred to in its entirety for complete information concerning this agreement.

Item 5.01.  Changes in Control of Registrant.

The matters set forth in Item 1.01 are incorporated by reference.

It is anticipated that following the Merger, the shareholders of the Surviving Corporation will appoint a new board of directors and executive officers.

It is also anticipated that following the Merger, the Surviving Corporation will become a "Foreign Private Issuer" as the term is defined under Rule 3b-4 of the Securities and Exchange Act of 1934.

Exhibits

10  Agreement and Plan of Merger

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Development and Environmental Holdings

By:	/s/ Bernard J. Tanenbaum III
Bernard J. Tanenbaum III
President
International Development and Environmental Holdings

Dated:   January 12, 2010